Exhibit 2.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July     , 2012, is entered into by and among Apple Inc., a California corporation (“Parent”), Bryce Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and [            ] (“Stockholder”). Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, AuthenTec, Inc., a Delaware corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of [            ] shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by Stockholder after the date hereof, being collectively referred to herein as the “Stockholder Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and Stockholder agree as follows:

1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Authority. Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution, delivery and performance by Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Stockholder and no further action on the part of Stockholder is necessary to authorize the execution and delivery by Stockholder of this Agreement or the performance by Stockholder of his obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(b) Consents and Approvals; No Violations. Except for any required filings pursuant to federal and state securities Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the performance by Stockholder of his obligations under this Agreement, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of his obligations under this Agreement. Neither the execution of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement to which the Stockholder is bound or is a party or any Law or Order applicable to Stockholder, except for such breaches or violations as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of his obligations under this Agreement.

(c) Ownership of Shares. Except as set forth on Exhibit A hereto, Stockholder owns, beneficially and of record, all of the Stockholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under federal and state securities Laws, collectively “Permitted Liens”). Without limiting the foregoing, except as set forth on Exhibit A hereto and for Permitted Liens, Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto, and no Person other than Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares. Except as set forth on Exhibit A hereto, as of the date hereof, Stockholder does not own, beneficially or of record, or have the right to acquire, any securities of the Company other than the Stockholder Shares.

(d) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Affiliates in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of Stockholder.

(e) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

2. Representation and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to Stockholder as follows:

(a) Authority. This Agreement has been authorized by all necessary action on the part of each of Parent and Merger Sub and has been duly executed by a duly authorized officer of each of Parent and Merger Sub.

(b) No Violations. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

3. Additional Covenants of the Stockholder. Subject to Section 6(a) hereof, Stockholder hereby covenants and agrees that:

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, Stockholder shall vote all Stockholder Shares or, as appropriate, execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, (ii) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, materially delay, postpone or discourage the consummation of the Merger and (iii) against any Takeover Proposal. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(b) Restriction on Transfer; Proxies; Non-Interference. From the date hereof until any termination of this Agreement in accordance with its terms, except (i) as provided hereunder, (ii) pursuant to Article III of the Merger Agreement, (iii) pursuant to any written plan for trading securities in compliance with SEC Rule 10b5-1 adopted prior to and in effect as of the date of this Agreement, or (iv) as a result of the death of Stockholder, Stockholder shall not, directly or indirectly, (A) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as defined below)), or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Stockholder Shares (or any right, title or interest thereto or therein) other than (1) as a bona fide gift or gifts so long as the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (2) to any trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned so long as the trustee of the trust, partnership or limited liability company, as the case may be, agrees to be bound in writing by the restrictions set forth herein, or (3) to a member of the undersigned’s immediate family so long as such immediate family member agrees to be bound in writing by the restrictions set forth herein, ((1) through (3), each a “Permitted Transaction”), (B) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares, (C) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of his obligations under this Agreement (in each case, other than in connection with a Permitted Transaction) or (D) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (A), (B) or (C) of this Section 3(b). As used herein, the term “Constructive Disposition” means, with respect to any Stockholder Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any attempted transfer of the Stockholder Shares or any interest therein in violation of this Section 3(b) shall be null and void. In furtherance of this Agreement, Stockholder shall and hereby does authorize Parent’s and Merger Sub’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of the Stockholder Shares (and that this Agreement places limits on the voting and transfer of the Stockholder Shares); provided, however, that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Parent shall notify the Company’s transfer agent of such termination.

(c) No Solicitation. Stockholder acknowledges and agrees that it has reviewed and understands Section 6.4 of the Merger Agreement and hereby agrees from the date hereof until the termination of this Agreement in accordance with its terms that it shall be bound by Section 6.4 of the Merger Agreement to the same extent solely with respect to Stockholder’s actions) as if Stockholder were bound by the Company’s obligations thereunder.

(d) Appraisal Rights. Stockholder agrees not to exercise, and hereby waives, any appraisal rights in respect of the Stockholder Shares which may arise with respect to the Merger.

(e) Legends. If requested by Parent, Stockholder agrees to cause all certificates representing Stockholder Shares to bear a prominent legend stating that such Stockholder Shares are subject to the transfer, voting and other restrictions described in this Agreement.

4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Shares. All rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to exercise any power or authority to direct Stockholder in the voting of any of the Stockholder Shares, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as a stockholder of the Company.

5. Termination. This Agreement shall terminate on the first to occur of (a) the written consent of Parent, Merger Sub and Stockholder to terminate this Agreement, (b) the termination of the Merger Agreement in accordance with its terms and (c) the Effective Time. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 5 and Section 6 of this Agreement shall survive any termination of this Agreement.

6. Miscellaneous.

(a) Action in Stockholder Capacity Only. The parties hereto acknowledge that this Agreement is entered into by Stockholder in his capacity as owner of the Stockholder

Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his capacity as a director or officer of the Company that is necessary for him or her to comply with his fiduciary duties as a director or officer of the Company, including, without limitation, participating in his capacity as a director of the Company in any discussions or negotiations of the Merger Agreement.

(b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify Parent of the number of shares of Company Common Stock, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any shares of Company Common Stock as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Stockholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of shares of Company Common Stock constituting Stockholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to Stockholder in connection therewith.

(d) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e) Further Assurances. From time to time, at the request of Parent and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (i) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (ii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to Contracts executed in and to be performed entirely within that State.

(ii) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 6(j) hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 6(g) shall affect or eliminate any right to serve process in any other matter permitted by Law.

(iii) EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT, CONTRACT, EQUITY OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(h) Specific Enforcement. The parties hereto hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(i) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(j) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Parent or Merger Sub, to:

Apple Inc.
Office of the General Counsel
1 Infinite Loop, MS 301-4GC Cupertino, California 95014
Attention:	General Counsel
Facsimile:	(408) 974-8530

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065

Attention:	Kyle Krpata
Howard Chatzinoff
Facsimile:	(650) 802-3100

Email:	Kyle.Krpata@weil.com
Howard.Chatzinoff@weil.com

If to Stockholder, to:

[ ]

Attention:
Facsimile:
Email:

With a copy (which shall not constitute notice) to:

Alston + Bird LLP
One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309

Attention:	W. Scott Ortwein
Justin Howard
Facsimile:	(404) 881-7777

Email:	scott.ortwein@alston.com
justin.howard@alston.com

(k) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(l) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to one (1) or more of their Affiliates; provided, however, that no such assignment by Parent or Merger Sub shall relieve the assigning party of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6(l) shall be null and void.

(m) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(n) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(o) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

APPLE INC.

By:
Name:
Title:

BRYCE ACQUISITION CORPORATION

By:
Name:
Title:

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